Exhibit 99.3

[Letterhead of Lazard Frères & Co. LLC]

CONSENT OF LAZARD FRERES & CO. LLC

We hereby consent to (i) the use of our opinion letter, dated April 20, 2005, to the Board of Directors of New York Stock Exchange, Inc. (the “Company”), included as Annex E to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger between the Company and Archipelago Holdings, Inc., (ii) the references to such opinion in such Joint Proxy Statement/Prospectus, (iii) the use of our presentation, dated April 2005, to the Board of Directors of the Company, included as an exhibit to the Registration Statement on Form S-4 relating to the proposed merger between the Company and Archipelago Holdings, Inc. and (iv) the use of our name in the Registration Statement on Form S-4 relating to the proposed merger between the Company and Archipelago Holdings, Inc. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the aforementioned Registration Statement. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Dated: July 20, 2005

LAZARD FRERES & CO. LLC

By:	/s/ David Schuster
Name:	David Schuster
Title:	Managing Director